TMSF Holdings, Inc. to Move to New Corporate Offices
to Accommodate Future Growth

Los Angeles - November 11, 2005 -- TMSF Holdings, Inc. (OTC BB: TMFZ) announced today that it has made plans to sublease 76,000 square feet of office space in downtown Los Angeles.

The site will serve as the Company’s corporate headquarters and is located at 707 Wilshire Boulevard, Los Angeles, CA, 90017. The new office suite is designed to accommodate future growth of the Company. The Company anticipates completing its move to the new office location by year end of 2005. The lease on the Company’s existing office at 727 West Seventh Street, Los Angeles, CA, 90017 expires in November 2005.

About TMSF Holdings

TMSF Holdings, Inc. is a financial holding company that through its wholly owned subsidiary, The Mortgage Store Financial, Inc., is engaged in nationwide mortgage banking. The goal of The Mortgage Store Financial, Inc. is to become a national leader in the mortgage banking industry by continuing to expand its geographic coverage and maximizing the volume of business from existing clients while adopting innovative processes to improve its profitability.

Statements made in this press release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based on management's belief as well as assumptions made by, and information currently available to, management pursuant to the `safe harbor' provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors, including those identified in TMSF Holdings, Inc. Information Statement Filing and its Annual Report on form 10-K for the year ended December 31, 2004, and its subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.

For further information, please contact:

TMSF Holdings, Inc. 7272 W 7th St. Suite 850 Los Angeles, CA 90017 (213) 234 2401 (213) 234 2801 Fax Contact: Masoud Najand, CFO	CCG Investor Relations and Strategic Communications 10960 Wilshire Blvd. Suite 2050 Los Angeles CA 90024 (310) 231 8600 ext. 202 (310) 231 8663 Fax Contacts: Sean Collins, Partner William Coffin, CEO